CONSULTING AGREEMENT

PREAMBLE: This is an agreement , effective as of March 18, 2002 between Technical Objectives, Inc. in Atlanta, GA (hereinafter "Consultant") and GK Intelligent Systems, Inc. in Houston, TX (hereinafter "Client").

PURPOSE: Client wishes to retain the services of Consultant to advise and consult Client in technical matters relative to Client's business, and to develop software for Client, and Consultant is willing to provide such services.

1. Consultant agrees that for a period of twelve (12) months, commencing with the effective date of this Agreement, consistent with Consultant's other obligations, to render to Client such consulting services as Client may request relating to the field set forth in Exhibit A, attached (Specification). Consultant shall not be required at any time to render service that would conflict with obligations of Consultant undertaken prior to the request for such services by Consultant.

2. Client agrees to reimburse Consultant for such consulting services at the hourly rates shown in Exhibit B, attached (Rates). Consultant shall invoice Client monthly for services rendered, and such invoices shall be payable upon receipt. Invoices shall include the hours worked at the hourly rate and a brief description of the services rendered. Upon adequate substantiation, Client will reimburse Consultant for all travel and related living expenses incurred by Consultant in connection with any travel requested by Client. Prior written approval by Client shall be required for all travel outside the United States and Canada in connection with this Agreement.

3. Consultant shall act as an independent Consultant and not as an agent or employee of Client and Consultant shall make no representation as an agent or employee of Client. Consultant shall be responsible for all federal, state, and local taxes and unemployment insurance liabilities as an independent Consultant. Consultant shall have no authority to bind Client or incur other obligations on behalf of Client.

4. Consultant will disclose and does assign to Client any and all inventions, mask works, creations, or improvements, which Consultant may hereafter make or assist in making in carrying out the consulting services contracted for herein. Client shall have the right to file a patent application at Client's expense, on each such creation, and Consultant agrees to cooperate with Client and to execute all proper documents at the expense of Client to enable Client to obtain patent protection in the United States and foreign countries. Consultant agrees to assign all rights to each such patent application and patent to Client, but Consultant shall have free, non-exclusive and irrevocable license to use of the patent with the right to sublicense use in all areas except those of the Specification. In the event Client fails to file a patent application on any such discovery within six (6) months after written disclosure thereof to Client, Consultant shall have the right to file such, at Consultant's expense in the United States and foreign countries. On each patent issuing from such application Client shall have a free, non-exclusive irrevocable license, with the right to sublicense, in the areas of the Specification.

5. In the event Client discloses information to Consultant that Client considers to be secret or proprietary and so notifies Consultant, Consultant agrees to hold the Proprietary Information in confidence and to treat the Proprietary Information with at least the same degree of care and safeguards that it takes with its own proprietary information. Proprietary Information shall be used by Consultant only in connection with services rendered under this Agreement. Proprietary Information shall not be deemed to include information that (a) is in or becomes in the public domain without violation of this Agreement by Consultant, or (b) is already in the possession of Consultant, as evidenced by written documents, prior to the disclosure thereof by Client, or (c) is rightfully received from a third entity having no obligation to Client and without violation of this Agreement by Consultant.

6. Consultant warrants that it is under no obligation to any other entity that in any way conflicts with this Agreement, that it is free to enter into this Agreement, and is under no obligation to consult for others in fields covered by this Specification.

7. Either Party may terminate this agreement with thirty (30) days' written notice. If the agreement is terminated, Consultant will present Client with a statement of account showing all fees paid to that time, and itemizing work performed. If work performed exceeds fees paid to date, Client will pay Consultant for such work at the hourly rate in Exhibit B. If fees paid exceed work performed to date, Consultant will return unearned fees to Client.

8. The secrecy provisions of Section 5 hereof shall survive any termination of this Agreement for a period of three (3) years after such termination.

9. This Agreement is not assignable by either party without the consent of the other.


CONSULTANT
Signed:______________________
Name:_______________________
Title:________________________
Date:________________________
CLIENT
Signed:______________________
Name:_______________________
Title:________________________
Date:________________________

                      Specification of Consulting Services
                         to GK Intelligent Systems, Inc.
                                 March 18, 2002

GENERAL

Technical Objectives, Inc. shall assist GK Intelligent Systems, Inc. in developing and improving software for intelligent computer-aided instruction
(ICAI).

SCOPE OF SERVICES

Consultant services shall consist of design and development of software to produce a capability for a software engine to monitor students' progress in computer-aided instruction, and to make intelligent decisions determining further human-computer interaction. Such intelligent computer-aided instruction shall be available in both single-user and online forms. Client shall provide or compensate Consultant for purchase of any materials, tools, or software specifically required to accomplish services to Client.

REQUIREMENTS AND TASKS

The overall strategy is to immediately upgrade the existing SmartOne software to demonstrably operate in the current environment, and then to improve the software continuously via a phased approach.

Phase 1: Update the existing SmartOne Engine (implemented in NASA's CLIPS inference engine product, built on the C programming language), to interface with a human interface component, consisting of the current version of a widely available Presentation software product manufactured by a market leader in computer presentation software. Macromedia, Inc. is the selected market leader, and their targeted presentation software product is Macromedia Director. The interface shall consist of software necessary to provide communication between the Director front-end and the SmartOne Engine using the Macromedia Open Architecture (MOA).

Estimated duration:  2.5 months.

Phase 2: Extend the capability of Director in conjunction with SmartOne as developed in Phase 1 to present instructional material online and over the Internet, using Macromedia Shockwave format and HTML. Provide an interface to a database for tracking multiple students online.

Estimated duration: 3 months

Phase 3: Assist in the development of specific instructional courses, as needed. Recommend or provide procedures and processes for developing and adapting instructional content to take advantage of the SmartOne capabilities. Address technical issues of performance, bandwidth, and storage requirements, as well as soft issues of course structure and human usability. Develop custom authoring and process management software using Microsoft Visio for interactive diagramming and integration with various elements of the production process, including generation of Lingo code for Director.

Estimated duration: 3 months

Phase 4: Enhance, improve, and modify the SmartOne Engine, based on information and experience obtained during the first three phases, or to extend its applicability to new areas. Also investigate how to take advantage of novel presentation media and modes of human-computer interaction as appropriate, to include agent-based character animation and avatars, contextual marketing, and handheld or wearable computers.

Estimated duration: 3.5 months

DELIVERABLES

Phase 1 will provide an updated SmartOne Engine capable of interacting with Macromedia Director, via the Macromedia Open Architecture, suitable for single-user applications, such as distribution on a CD-ROM.

Phase 2 will provide a capability for multiple users to access a SmartOne-based course over the Internet. Records of user interactions will be logged in a database and available for intelligent processing.

Phase 3 will provide documented procedures and processes, as well as software to support such procedures and processes.

Phase 4 will provide documented research and recommendations, and other materials as time and resources permit.

                                      Rate

Compensation for technical consulting and advanced software development services

Rate for Services

     o Hourly rate: $150.00

Additional compensation

     o Stock. Upon inception of the project, Client shall provide Consultant with stock in Client's company in an amount equivalent to two million (2,000,000) shares on 3/18/2002. Said shares of stock are to consist of a combination of immediately tradable (S-8) shares and Rule 144 shares, apportioned as 50% S-8 and 50% Rule 144 shares.

Initial Working Capital

     o Client shall provide Consultant funds for operation in the amount of Ten Thousand Dollars ($10,000) at the inception of productive activity on the project, or at the earliest feasible point thereafter. Such funds are required to purchase software tools and may be necessary for paying subcontractors or consultants, as circumstances dictate. The amount of these initial funds not spent on purchase of tools and materials or on outside services will be deducted from Consultant's hourly rate billing for services.